Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form F-3 (Registration No. 333-116232) of Prana Biotechnology Limited (the “Company”) of our report dated September 29, 2006 (June 18, 2007 as to the effects of the restatement discussed in Note 27) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to going concern discussed in Note 1 and the restatement discussed in Note 27) relating to the Company’s consolidated financial statements for the year ended June 30, 2006, appearing in this Annual Report on Form 20-F of the Company for the fiscal year ended June 30, 2008.

/s/ Deloitte Touche Tohmatsu

DELOITTE TOUCHE TOHMATSU

Melbourne, Victoria, Australia
September 25, 2008